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                       VARIABLE ANNUITY AMENDMENT RIDER


This Rider is made a part of the Contract to which it is attached ("this Contract").

The following described changes are hereby made to this Contract:

 .    The below replaces Section 1.13 in its entirety:

          1.13

          DEATH BENEFIT - The amount payable upon death of the Owner or Annuitant.

 .    The below replaces Section 2.01 in its entirety:

          2.01 WHERE PAYABLE

          All Gross Purchase Payments must be made to LNL or to its designated agent(s).

 .    The below replaces the fourth paragraph of Section 2.04 VALUATION OF
     ACCUMULATION UNITS:

          The daily charges imposed on a Variable Sub-account for any Valuation Period represent the daily mortality and expense risk charge and the daily administrative charge adjusted for the number of calendar days in the Valuation Period. On an annual basis, these charges will not exceed 0.72%. For any period in which the Enhanced Guaranteed Minimum Death Benefit (see Section 2.11) is not in effect, these charges will not exceed 0.60% on an annual basis. The Accumulation Unit value may increase or decrease the dollar value of benefits under the Contract. The dollar value of benefits will not be adversely affected by expenses incurred by LNL.

 .    The below replaces the first paragraph of Section 2.07 TRANSFERS:

          Prior to the earlier of:

          a.   the Maturity Date;

          b.   surrender of this Contract;

          c. termination of this Contract upon payment of any Death Benefit, or

          d.   the Annuity Commencement Date;

          the Owner may direct a transfer of Contract Value:

          a. from one Variable Sub-account to another Variable Sub-account or to the DCA Fixed Account; or

          b.   from the DCA Fixed Account to a Variable Sub-account;

          subject to the limitations described below. Such a transfer request must be made in writing to LNL or may be made by telephone provided LNL has received the appropriate authorization from the Owner for telephone transfers in accordance with LNL's procedures.

 .    The below replaces Section 2.11 in its entirety:

          2.11 DEATH BENEFITS

          Before the Annuity Commencement Date.

          Entitlement.

          If there is a single Owner, upon the death of the Owner LNL will pay a Death Benefit to the designated Beneficiary(s) in accordance with the terms of Article 4. If the designated Beneficiary of the Death
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     Benefit is the surviving spouse of the deceased Owner, the spouse may elect to continue the Contract as the new Owner. Upon the death of the spouse who continues the Contract as the new Owner, LNL will pay a Death Benefit to the designated Beneficiary(s) in accordance with the terms of Article 4.

     If there are Joint Owners, upon the death of the first Joint Owner, LNL will pay a Death Benefit to the surviving Joint Owner. If the surviving Joint Owner is the spouse of the deceased Joint Owner, then the spouse may elect to continue the Contract as sole Owner. Upon the death of the Joint Owner who continues the Contract, LNL will pay a Death Benefit to the designated Beneficiary(s) in accordance with the terms of Article 4.

     If the Annuitant is also the Owner or a Joint Owner, then the Death Benefit paid upon the death of the Annuitant will be subject to the Contract provisions regarding death of the Owner. If the surviving spouse of the Owner/Annuitant elects to continue the Contract as Owner, the contingent Annuitant becomes the Annuitant. If no contingent Annuitant is named, the surviving spouse becomes the Annuitant.

     If an Annuitant who is not the Owner or a Joint Owner dies, then the contingent Annuitant, if named, becomes the Annuitant and no Death Benefit is payable upon the death of the Annuitant. If no contingent Annuitant is named, the Owner (or younger of Joint Owners) becomes the Annuitant. In lieu of continuing the Contract, a Death Benefit may be paid to the Owner (and Joint Owner in equal shares if applicable) if the Annuitant named on this Contract has not been changed, except on death of a prior Annuitant, and notification of the election of the Death Benefit is received by LNL within 75 days of the death of the Annuitant. If no Owner is living on the date of death of the Annuitant, the Death Benefit will be paid to the Beneficiary in accordance with the terms of Article 4. This Contract will terminate when any Death Benefit is paid due to the death of the Annuitant. A Death Benefit payable upon the death of the Annuitant will not be paid if the Annuitant has been changed subsequent to the effective date of this Contract unless the change occurred because of the death of a prior Annuitant.

     If the Owner is a corporation or other non-individual (non-natural person), the death of the Annuitant will be treated as the death of the Owner.

     The Death Benefit will be paid if LNL is in receipt of:

     a.   proof of death acceptable to LNL;

     b.   written authorization for payment; and

     c.   all claim forms, fully completed.

     Due proof of death may be a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the findings of death, or any other proof of death acceptable to LNL.

     All Death Benefit payments will be subject to the laws and regulations governing death benefits.

     Notwithstanding any provisions of this Contract to the contrary, the payment of Death Benefits provided under this Contract must be made in compliance with Code Section 72(s) or 401(a)(9) as applicable, as amended from time to time.

     Determination of Amounts.

     This Contract provides a Death Benefit called the Enhanced Guaranteed Minimum Death Benefit (EGMDB), if in effect. If the EGMDB was not available at issue or was terminated, then the Death Benefit is equal to the Guarantee of Principal.

     The EGMDB is equal to the greater of:

          a. the current Contract Value as of the Valuation Date on which the death claim is approved by LNL for payment; or

          b. the highest Contract Value on any Contract anniversary date (including the amount of the initial Gross Purchase Payment on the Contract Date) prior to the 81st birthday of the deceased and prior to the death of the deceased.
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               The highest Contract Value is increased by Gross Purchase
               Payments made subsequent to such anniversary date on which the highest Contract Value is obtained. The highest Contract Value is decreased by partial withdrawals and premium tax (if applicable) made, effected or incurred subsequent to such anniversary date on which the highest Contract Value is obtained.

     Upon the death of an Owner, Joint Owner, or Annuitant of this Contract, if a surviving spouse continues the Contract, the EGMDB payable on the death of the deceased spouse is equal to the excess of "b." over "a." (if "a." is greater than "b.", then no Death Benefit is payable upon the first death). This EGMDB will be credited into the Contract and will only apply one time for each Contract.

     The Guarantee of Principal is equal to the greater of:

          a. the current Contract Value as of the Valuation Date on which the death claim is approved by LNL for payment; or

          b. the sum of all Gross Purchase Payments decreased by partial withdrawals and premium tax (if applicable) made, effected or incurred subsequent to the Contract Date.

     Upon the death of an Owner, Joint Owner, or Annuitant of this Contract, if a surviving spouse continues the Contract, the Guarantee of Principal payable upon the death of the deceased spouse is equal to the excess of "b." over "a." (if "a." is greater than "b.", then no Death Benefit is payable on the first death). This Guarantee of Principal will be credited into the Contract and will only apply one time for each Contract.

     The EGMDB will not be in effect if this Contract is issued to an Owner, Joint Owner if applicable, and Annuitant with attained ages of 80 or greater at issue. Under these circumstances, there will be no EGMDB provided and the Death Benefit will be equal to the Guarantee of Principal.

     The EGMDB, unless terminated by the Owner, will only be in effect for Non-qualified Contracts, Contracts sold as Individual Retirement Annuities
     (IRA) under Code Section 408(b) and Contracts sold as Roth Individual Retirement Annuities under Code Section 408A. For all other Contracts, the EGMDB will not be in effect and the Death Benefit is equal to the Guarantee of Principal.

     If the Contract is continued by the surviving spouse, the EGMDB will continue if it was in effect at the time of death of the original Owner, unless subsequently terminated by the surviving spouse. A surviving spouse who continues the Contract cannot add the EGMDB to the Contract.

     At any time prior to the Annuity Commencement Date, an Owner may choose to terminate the EGMDB by giving written notice to LNL and the Contract will then have no EGMDB. The EGMDB will terminate on the next Valuation Date following receipt of the written notice in the LNL Home Office, and the Death Benefit will then be the Guarantee of Principal. After termination of the EGMDB by the Owner or by the surviving spouse who elected to continue the Contract, the EGMDB may not be re-selected.

     Payment of Amounts.

     The Death Benefit payable on the death of the Owner, or after the death of the first Joint Owner, or upon the death of the spouse who continues the Contract as the new Owner, will be distributed to the designated Beneficiary(s) as follows:

          a. the Death Benefit must be completely distributed within five years of the Owner's date of death; or

          b. the designated Beneficiary may elect, within the one year period after the Owner's date of death, to receive the Death Benefit in substantially equal installments over the life of such designated Beneficiary or over a period not extending beyond the life expectancy of such designated Beneficiary; provided that such distributions begin not later than one year after the Owner's date of death.

     The Death Benefit payable upon the death of the Annuitant will be distributed to the Owner, and Joint Owner if applicable, either as a lump sum payment or in the form of an Annuity Payment Option. An Annuity Payment Option must be selected within 60 days after LNL approves the death claim (as discussed previously in this Section 2.11).
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     If a lump sum settlement is elected, the proceeds will be mailed within seven days of approval by LNL of the claim. This payment may be postponed as permitted by the Investment Company Act of 1940.

     On or After the Annuity Commencement Date.

     If the Owner dies on or after the Annuity Commencement Date, any remaining annuity benefit payments will continue to be distributed under the Annuity Payment Option then in effect. All of the Owner's rights granted by the Contract will pass to the Joint Owner, if any; otherwise to the Beneficiary.

     If there is no named Beneficiary at the time of the Owner's death, the Owner's rights will pass to the Annuitant, if still living; otherwise to the Joint Annuitant, if applicable. If no named Beneficiary, Annuitant, or Joint Annuitant survives the Owner, any remaining annuity benefit payments will continue to the Owner's estate.

     On receipt of due proof of death (as described in this Section 2.11) of the Annuitant or both Joint Annuitants, any remaining annuity benefit payments under the Annuity Payment Option will be paid to the Owner if living at the time of death of the Annuitant(s); otherwise, to the Beneficiary. If there is no Beneficiary, any remaining benefit Payments will continue to the Annuitant's estate.

 .  Section 2.12 DEATH OF ANNUITANT is deleted in its entirety.

 .  The below paragraph is added following the 3rd paragraph of Section 4.01
DESIGNATION:

     If the Annuitant dies and a Death Benefit is paid, the Owner (and Joint Owner if applicable) will be treated as primary Beneficiary(s). Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary.

 .  The below replaces the second paragraph of section 5.02 OWNERSHIP:

     The Owner may name a Joint Owner. Joint Owner(s) will be treated as having equal, undivided interests in the Contract, including rights of survivorship. Either Joint Owner, independently of the other, may exercise any ownership rights in the Contract.

 .  The below replaces section 5.11 in its entirety:

     5.11 MAXIMUM ISSUE AGE

     The Owner, Joint Owner, and Annuitant must each be under age of 90 when this Contract is issued.



                  The Lincoln National Life Insurance Company

                             /s/ Kathleen Peterson

                   Kathleen Peterson, Second Vice President